Exhibit 99.1

HealthWarehouse.com Receives Second Drawdown of $500,000 Debt
Financing and Board Approval for 20-1 Reverse Stock Split

Leading retail mail-order pharmacy reaches cash-flow positive milestone.

CINCINNATI, May 5, 2010 -- HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA), a leading retail mail-order pharmacy, announced it has received the second drawdown of $500,000 in 12% per annum short term debt financing.  The terms of the loan agreement announced in December 2009, consisted of a debt facility with an initial drawdown of $515,000, with accrued interest and principal repayable in one year.  The second drawdown of $500,000 was subject to the Company becoming cash-flow positive for any calendar month prior to December 15, 2010.

With the Company reaching a cash-flow positive position in March 2010, the remaining $500,000 drawdown was released.  The accrued interest and principal on the second drawdown of $500,000 is repayable in one year from its funding.

In addition, the Company today announced that its Board of Directors has approved a twenty-for-one reverse stock split to be effected at a future date, subject to stockholder approval.  The Company believes that by executing a reverse stock split, the higher share price will appeal to a broader universe of investors.

“We continue to execute our business model bringing efficiency to the pharmaceutical supply chain and passing these efficiencies on to consumers,” said Lalit Dhadphale, President & CEO.  “Reaching a cash-flow positive position in March is a major milestone and shows the potential growth opportunity of our business model.”

The Company will use the additional funds for working capital and further expansion of its business model.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 46 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse online at www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com